Exhibit 10.2

Energy Vault SA
Via Cantonale 19
Lugano 6900
SWITZERLAND

Robert Piconi
Riva Lago Colombaio 1
6921 Vico Morcote

05 April 2024

Retention Bonus

Dear Rob,

At Energy Vault, we realize that our people are our strength. We also realize that the best way to succeed in our competitive marketplace is to retain our best people. In this spirit, we are proud to offer you the opportunity to earn a Retention Bonus. The terms and conditions of our offer are detailed below.

In exchange for your promise to: (i) remain employed by Energy Vault in good standing through various earning dates ("Earning Dates") below and (ii) continue to comply with the terms and conditions of any agreement between you and Energy Vault (including the Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement, you executed on 01 January 2018) through each applicable Earning Date, you will be eligible to earn a total Retention Bonus in the gross amount of CHF 300'000 (the "Retention Bonus"), subject to withholdings and deductions, and subject to the terms and conditions set forth below.

The Retention Bonus will be paid to you in three installments (each, an "Installment Payment") as an advance on the as-of-yet unearned portion of the overall Retention Bonus on designated "Advance Dates," in accordance with the schedule below:

Advance Date	Earning Date	Percentage of Total Retention Bonus Earned/Paid	Installment Payment Amount
April 30, 2024	April 30, 2025	34%	CHF 102'000
July 31, 2024	July 31, 2025	33%	CHF 99'000
October 31, 2024	October 31, 2025	33%	CHF 99'000

The amounts paid on each Advance Date above are recoverable advances. Each of the three Installment Payments will not be earned or vested until the corresponding Earning Date for each Installment Payment in the chart above.

If your employment is terminated by Energy Vault for Justified Reason (in the sense of article 340c para. 2 CO) based on your behavior or performance (as defined below) or you voluntarily terminate your employment with Energy Vault for any reason, in either case, prior to the Earning Date that corresponds to any of the advanced Installment Payments, Energy Vault will have no obligation to make any further Retention Bonus payments to you and you shall repay Energy Vault the full gross amount of any unearned advanced Installment Payments previously paid to you. Any amounts owed by you in respect of the foregoing repayment obligations shall be remitted to Energy Vault within thirty

Energy Vault SA – Via Cantonale 19 – 6900 Lugano – Switzerland
Iscr. Registro del Commercio del Canton Ticino n. **CHE-134.914.795**

Energy Vault SA – Via Cantonale 19 – 6900 Lugano – Switzerland Iscr. Registro del Commercio del Canton Ticino n. CHE-134.914.795 (30) days following the termination of your employment. If the termination of employment by either you or Energy Vault is due to special circumstances such as medical or family emergencies, redundancy, etc., Energy Vault may, at its sole discretion and on a case by case basis, waive or modify the repayment obligation. For purposes of this letter agreement, “Justified Reason” in the sense of article 340c para. 2 CO shall include, but is not limited to: (a) willful failure to substantially perform your job duties for Energy Vault (other than any such failure resulting from your physical or mental illness) or failure in any material respect to carry out or comply with any lawful and reasonable directive of your supervisor, the CEO or the Company’s Board of Directors; (b) dishonesty, willful misconduct or fraud in connection with your employment by Energy Vault; (c) commission of a reportable violation of any applicable law, especially banking, securities or commodities laws, rules or regulations that constitutes a serious offense that could or does result in a significant fine; (d) conviction or plea of nolo contendere (or equivalent) to or commission of a felony or any crime involving moral turpitude; (e) engaging in sexual, racial, or other forms of unlawful discrimination, harassment, or retaliation; or (f) a material violation of the Company’s Code of Conduct. This Retention Bonus offer is not a guarantee of continued employment through the date listed on the chart above. Although you are eligible to earn a Retention Bonus through this program, you will remain subject to your employment agreement, which means that either you or Energy Vault may end our employment relationship according to the contractual notice period. Except as explicitly modified or amended by this Retention Agreement, all other provisions of the Employment Agreement shall remain in full force and effect. Any amendments to this Retention Agreement shall be made in writing to have legal effect, whereby an exchange of emails shall be considered sufficient This Retention Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland. All disputes arising out of or in connection with this Retention Agreement shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant, or your ordinary place of work. Please note that the existence of this Retention Agreement and the Retention Bonus is confidential and must not be discussed or disclosed to any third party. You agree and confirm that you will not disclose any information about this Retention Agreement or the Retention Bonus with to any third party except if required by law or ordered by a competent court or authority. Very truly yours, /s/ Gonca Icoren ________________________ Gonca Icoren Chief People Officer For and on behalf of Energy Vault SA Accepted and agreed: /s/ Robert Piconi 5/4/2024 ____________________________ ______________________________ Robert Piconi Date